Exhibit 20.1

PacificNet Announces $8 Million Private Placement

-- Company to issue $8 million Senior Convertible Notes with an initial conversion price of $10.00 per share.

HONG KONG, Feb. 28 /Xinhua-PRNewswire/ -- PacificNet Inc. (Nasdaq:PACT) a leading provider of Customer Relationship Management (CRM) and telemarketing services, call center, Direct Response Television (DRTV) and Value-Added Services (VAS) in China, announced today that it has entered into definitive agreement for the private placement of $8 million Senior Convertible Notes with several institutional investors. Proceeds from the financing will be used to provide the Company with additional working capital to expand its telecom value-added services (VAS), business process outsourcing (BPO), and CRM operations, and to make further synergistic acquisitions in China along with working capital and for general corporate purposes.

The $8 million aggregate face amount of the Company’s Senior Convertible Notes has an initial conversion price of $10.00 per share. The investors were also issued warrants to purchase 400,000 shares of the Company’s common stock at $12.20 per share, subject to certain anti-dilution provisions. The interest rate on the Note will be set at 5%, 6%, and then 7% for the first, second, and third year, respectively.

C.E. Unterberg Towbin advised the Company and acted as lead placement agent in this transaction.

"We believe that this additional capital will allow us to continue our rapid growth in our target markets," said Victor Tong, PacificNet's President. "We believe the investment will further our current initiatives such as iPACT, iMobile and ChinaGoHi and greatly enhance our customer base, revenue, profit, and our shareholder value."

PacificNet has agreed to register the shares of common stock issuable upon conversion of the Senior Convertible Notes and upon exercise of the warrants for resale under the Securities Act of 1933, as amended. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

About PacificNet

PacificNet Inc. ( http://www.PacificNet.com ), through its subsidiaries, invests in and operates companies that provide outsourcing and Value-Added Services (VAS) in China, such as call centers, telemarketing, direct response television (DRTV) marketing, CRM, interactive voice response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecos, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, HSBC, Bank of China, Bank of East Asia, DBS, TNT, and Hong Kong Government. PacificNet employs over 2,500 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and branch offices in 26 provinces in China, and is headquartered in Minneapolis USA and Hong Kong.

Safe Harbor Statement

This Company's announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. Potential risks and uncertainties include, but are not limited to, PacificNet's historical and possible future losses, limited operating history, uncertain regulatory landscape in China, fluctuations in quarterly operating results. Further information regarding these and other risks is included in PacificNet's Form 10K and other filings with the SEC.

Contacts:
PacificNet USA office: Jacob Lakhany, Tel: +1-605-229-6678
PacificNet Beijing office: Ada Yu, Tel: +86 (10) 64954330 ext 158
23/F, Tower A, TimeCourt, No.6 Shuguang Xili, Chaoyang District, Beijing, China 100028
investor@pacificnet.com
or
CEOcast, Inc. for PacificNet
Ed Lewis, 212-732-4300